Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
DOORDASH, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
DoorDash, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”)
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is DoorDash, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on May 21, 2013 under the name Palo Alto Delivery Inc.
SECOND: That pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 11, 2020 (the “Certificate of Incorporation”).
THIRD: That pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.
RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Article IX thereof in its entirety as follows:
“Article IX
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
No amendment, repeal or elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this

Exhibit 3.2
Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.”

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FOURTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
[Signature Page Follows]

Exhibit 3.2
IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of this corporation on this 24th day of June, 2025.

By: /s/ Tony Xu
Name: Tony Xu
Title: Chief Executive Officer